Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation or Organization

Go Fight Net, Inc	New York

DirectWorx, LLC	Delaware

Primrose Solutions, LLC	Delaware

SCW FL Corp	Delaware